UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 5, 2002
(Date of Report - Date of earliest event reported on)

COMMUNITY BANCORP.

Vermont	000-16435	03-0284070
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Derby Road, Derby, Vermont	05829
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number: (802) 334-7915

Not Applicable
(Former name, former address, if changed since last report)

Item 5. Other Events. On April 5, 2002, Community Bancorp. announced the earnings and            other financial information for the period ended March 31, 2002. The Press Release            is as follows:

PRESS RELEASE
Community Bancorp. Reports Earnings and Dividend
Derby, VT For immediate release
For more information contact: Richard C. White at (802)-334-7915

     Community Bancorp., the parent company of Community National Bank, has reported earnings for the period ended March 31, 2002 of $615,924 or $0.17 per share, as compared to $488,917 or $0.14 per share for the same period a year ago.

     As of March 31, the company reported assets of $288,767,872 with total loans of $191,076,530 and deposits of $242,462,092. As of March 31, 2001, total assets were $248,263,041 with loans of $174,462,696 and deposits of $205,323,942.

     In commenting on the company's growth and earnings performance, President Richard White said that 2001 was a very busy year for the bank and the pace continued into the first quarter of this year. "We are very pleased to see both loan and deposit growth," said White, "and we are particularly pleased with the growth of our newest office in Montpelier, which ended the quarter with over $4.9 million in deposits and over $7.9 million in loans."

     The company's board of directors has declared a cash dividend of $0.16 per share, payable May 1, 2002 to shareholders of record as of April 15, 2002.

     Community National Bank is an independent bank that has been serving its communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury and Montpelier.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANCORP.

DATED: April 5, 2002	/s/Stephen P. Marsh
Stephen P. Marsh,
Vice President & Treasurer